Exhibit 5.1

April 28, 2025

Old Republic International Corporation
307 N. Michigan Avenue
Chicago, IL 60601

Ladies and Gentlemen:

I am Assistant Vice President, Assistant General Counsel of Old Republic International Corporation, a Delaware corporation (the “Company”). I have examined the Registration Statement on Form S-3 (File No. 333-277713) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated April 28, 2025 (the “Prospectus Supplement”) to the prospectus dated March 6, 2024, relating to the registration and resale by the selling stockholder identified in the Prospectus Supplement of up to 2,829,509 of shares of common stock, $1.00 par value per share, of the Company (the “Shares”).

In arriving at the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render the opinions set forth below. In my examination, I have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (“DGCL”). I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinion herein. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to a current report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Victoria Pool
Assistant Vice President,
Assistant General Counsel
Old Republic International Corporation